Exhibit 99.1

For Immediate Release:

PDL BIOPHARMA COMPLETES SALE OF CARDIOVASCULAR PRODUCTS

TO EKR THERAPEUTICS

REDWOOD CITY, CA, Mar 10, 2008 — PDL BioPharma, Inc. (NASDAQ: PDLI) today announced the closing of the previously announced transaction under which the company sold the rights to its cardiovascular products, consisting of Cardene® I.V. (nicardipine hydrochloride), Cardene SR® and new formulations of Cardene in development, as well as Retavase® (reteplase) and the development product ularitide, to EKR Therapeutics, Inc. for $85 million in cash at closing, up to an additional $85 million in development and sales milestones, as well as royalties.

About PDL

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering and developing innovative therapies for severe or life-threatening illnesses. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains forward-looking statements regarding potential development and sales milestone payments and royalties, which PDL may receive under an agreement it has with EKR Therapeutics, each of which involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. PDL would earn $25 million of the potential milestone payments upon the marketing approval of a new Cardene formulation by the United States Food and Drug Administration (FDA), which may be delayed or not obtained at all because of regulatory actions or the actions or efforts of PDL or EKR Therapeutics. The remainder of the potential milestone payments would be earned upon the achievement of certain net product sales levels of new Cardene formulations, which would not be achieved if the new Cardene formulations do not receive marketing approval by the FDA, and the achievement of these milestones could be delayed or otherwise adversely impacted by products which may compete with the new Cardene formulation or the failure to convert customers to the new Cardene formulation. The royalties which PDL may earn on future net sales of new Cardene formulations and future net sales of any ularitide product may not be earned at all if these products are not approved for marketing and the amount of royalties PDL may earn could be adversely impacts by the efforts of EKR Therapeutics or its marketing, distribution or development partners and by products which may compete with the new Cardene formulation and the ularitide development product. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contacts:

Kathleen Rinehart
(Media)
(650) 454-2543
Email Contact

Jean Suzuki
(Investors)
(650) 454-2648

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